EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-121919) pertaining to the registration of $125,000,000 of FARO Technologies’ securities, (Form S-3 No. 333-110670) pertaining to the registration of 1,930,000 shares of FARO Technologies’ common stock, (Form S-8 No. 333-41115) pertaining to the 1997 Employee Stock Option Plan, (Form S-8 No. 333-41125) pertaining to the 1997 Non-Employee Director Stock Option Plan, (Form S-8 No. 333-41131) pertaining to the 1997 Non-Employee Directors’ Fee Plan, (Form S-8 No. 333-41135) pertaining to the 1993 Stock Option Plan of FARO Technologies, Inc., of our reports dated February 20, 2004, with respect to the consolidated financial statements and schedule of FARO Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Orlando, Florida June 22, 2006